Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES SECOND QUARTER 2013 RESULTS

Second Quarter 2013 Highlights

•                  Cash available for distribution (“CAD”) of $0.27 per share, representing a 29% increase over the first quarter 2013.

•                  Increased second quarter 2013 cash dividend to $0.20 per common share, representing a 100% increase over the last eight quarters.

•                  Closed $1.4 billion of investments in the second quarter 2013, including $443 million of invested equity.

•                  Subsequent to the second quarter 2013, committed to $778 million of investments, including $444 million of invested equity.

•                  Completed $1.1 billion offering in our first sponsored non-traded REIT, including $350 million raised in the second quarter 2013.

NEW YORK, NY, August 2, 2013 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the second quarter ended June 30, 2013.

Second Quarter 2013 Results

NorthStar reported cash available for distribution (“CAD”) for the second quarter 2013 of $56.5 million, or $0.27 per share. For the second quarter 2013, NorthStar generated net cash provided by operating activities of $56.8 million.  For more information and a reconciliation of CAD to net cash provided by operating activities, please refer to the tables on the following pages.

Net loss to common stockholders for the second quarter 2013 was $(12.6) million, or $(0.06) per diluted share, compared to a net loss of $(77.5) million, or $(0.62) per diluted share for the second quarter 2012.  Second quarter 2013 net loss includes $(42.7) million of non-cash fair value adjustments, compared to $(94.6) million of non-cash fair value adjustments for the second quarter 2012.  These non-cash fair value adjustments are excluded from CAD and adjusted funds from operations.

David T. Hamamoto, chairman and chief executive officer, commented “Throughout the first half of 2013, we have continued to follow through with our business plan of creating long-term, diversified and durable cash flows that generate attractive risk adjusted returns.  We are very pleased that even with eight consecutive dividend increases NorthStar has substantially increased the amount of CAD retained for reinvestment, which is translating into dividend distribution levels more commensurate with that of traditional equity REITs.  Going forward, we will continue to evaluate our distribution policy on a quarterly basis and seek to prudently balance dividends with retaining cash flow for accretive reinvestment.”

Mr. Hamamoto continued, “Our asset management business accomplished a significant milestone this quarter with the completion of our first $1.1 billion non-traded REIT offering.  We look forward to building on this momentum as we target raising $2.75 billion for our two other non-traded REIT products, NorthStar Healthcare Income and NorthStar Real Estate Income II.  Over the last 30 days, we have increased our selling agreements with financial advisory firms to cover more than 46,000 registered representatives for NorthStar Healthcare Income, including the top selling firms from our first non-traded REIT, and expect to continue increasing our selling agreements and accelerate our capital raising pace over the coming months.”

Investments

Real Estate

During the second quarter 2013, NorthStar acquired $1.2 billion of real estate.  Transactions include:

•                  the acquisition of an $865 million portfolio of manufactured housing communities, which was financed with eight separate 10-year, non-recourse mortgages in the aggregate amount of $640 million at a weighted average fixed interest rate of 4.02%. NorthStar expects to earn an initial current yield of approximately 14% on its $215 million of invested equity;

•                  the acquisition of ten multifamily properties comprised of approximately 3,000 units for an aggregate purchase price of $281 million, which was financed with nine separate 10-year, non-recourse mortgages in the aggregate amount of $205 million at a weighted average fixed interest rate of 4.09%.  NorthStar expects to earn a weighted average initial current yield of approximately 13% on its $70 million of invested equity; and

•                  the acquisition of eleven healthcare assisted living facilities and one memory care facility comprised of approximately 340 units for an aggregate purchase price of $64 million, which was financed with two separate non-recourse mortgages in the aggregate amount of $46 million at a weighted average current interest rate of 3.15% and weighted average final maturity of five years.  NorthStar expects to earn a weighted average initial current yield of approximately 17% on its $18 million of invested equity.

Subsequent to the end of the second quarter 2013, NorthStar acquired a multifamily property comprised of approximately 490 units for a purchase price of $40 million, which was financed with a 10-year, non-recourse mortgage in the amount of $30 million at a fixed interest rate of 3.69%.  NorthStar expects to earn an initial current yield of approximately 14% on its $10 million of invested equity.

CRE Loans

During the second quarter 2013, NorthStar originated five commercial real estate loans with a $207 million aggregate principal amount and expects to earn a weighted average initial current yield of approximately 13% on its $122 million of invested equity.

Subsequent to the end of the second quarter 2013, NorthStar originated two commercial real estate loans with a $51 million aggregate principal amount and expects to earn a weighted average initial current yield of approximately 15%.

Opportunistic Investments

During the second quarter 2013, NorthStar, NorthStar Real Estate Income Trust, Inc. (“NorthStar Income”) and funds managed by Goldman Sachs Asset Management (“Vintage Funds” and, together with NorthStar and NorthStar Income, the “NorthStar/GSAM Partnership”) committed to initially fund $510 million to acquire limited partnership interests in up to 25 real estate private equity funds with an aggregate reported net asset value of approximately $925 million as of September 30, 2012 (“PE Investment II”).  NorthStar, NorthStar Income and Vintage Funds will contribute 70%, 15% and 15%, respectively, of all amounts payable.  In July 2013, the NorthStar/GSAM Partnership completed the initial closing and NorthStar funded its full committed amount of $357 million.  The closing of each fund is subject to customary closing conditions, including third party consents.  For additional details regarding this transaction, please refer to the tables on the following pages.

CDO Bonds

During the second quarter 2013, NorthStar completed the redemption of all of the outstanding bonds issued by N-Star Real Estate CDO II (“CDO II”).  NorthStar owned approximately $71 million par amount of bonds in CDO II that it repurchased at an aggregate purchase price of approximately $36 million. Since the beginning of 2013, NorthStar has received total proceeds of approximately $132 million from the sales and paydowns of owned CDO bonds, including the CDO II redemption.

NorthStar had approximately $9.9 billion of assets under management as of June 30, 2013, as adjusted for our acquisition of PE Investment II.

For additional details regarding NorthStar and its investments, please refer to the corporate presentation that will be posted on NorthStar’s website, www.nrfc.com.

Asset Management Business

On July 1, 2013, NorthStar Income successfully completed its primary offering having raised $1.1 billion in aggregate gross offering proceeds, including $528 million this year, through NorthStar Realty Securities, LLC, NorthStar’s broker-dealer.

Year-to-date, NorthStar made an aggregate of $830 million of investments on behalf of NorthStar Income.

NorthStar Realty Securities, LLC currently has total signed selling agreements, on behalf of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), NorthStar’s second non-traded REIT, with broker-dealers covering more than 46,000 registered representatives.  NorthStar expects to earn annual net fees approximately equal to three percentage points based on total capital raised for each of our current non-traded REITs.

During the second quarter 2013, the NorthStar Real Estate Income II, Inc. (“NorthStar Income II”) registration statement related to its initial offering was declared effective by the U.S. Securities and Exchange Commission.

During the second quarter 2013, NorthStar earned $5.8 million of fees from its management of NorthStar Income.  In addition, during the second quarter 2013, NorthStar received collateral management and other fees from its consolidated CDOs of $5.0 million, which are eliminated on NorthStar’s consolidated statement of operations.

Liquidity, Financing and Capital Markets Highlights

As of July 31, 2013, unrestricted cash was approximately $220 million.

In April 2013, NorthStar issued 8 million shares of its new 8.5% Series D Preferred Stock at a par value of $25 per share and received net proceeds of $193 million.

In June 2013, NorthStar issued $300 million of 5.375% exchangeable senior notes which are payable in June 2023 at the holders’ option.  In July 2013, the over-allotment option of $45 million was exercised by the underwriters. Total net proceeds to NorthStar were $334 million.

In June 2013, NorthStar repaid the $36 million outstanding principal balance of its 11.5% exchangeable senior notes.  Currently, NorthStar’s only near-term unsecured corporate debt obligations relate to its $13 million principal amount of 7.25% notes which are payable in June 2014 at the holders’ option.

Portfolio Management

As of June 30, 2013, NorthStar did not have any loans on non-performing status (“NPL”).  NorthStar categorizes a loan as a NPL if it is in maturity default and/or is past due 90 days on its contractual debt service payments.

During the second quarter 2013, NorthStar had no provision for loan losses, compared to $2.3 million of net provision for loan losses during the first quarter 2013.  As of June 30, 2013, loan loss reserves totaled $133 million, or 6% of total loans, related to ten loans with a carrying value of $165 million.

As of June 30, 2013, NorthStar’s net lease portfolio was 95% leased with a 5.2 year weighted average remaining lease term.  As of June 30, 2013, NorthStar’s healthcare portfolio that was leased to third-party operators was 99% leased with a weighted average lease coverage of 1.2x and a 6.8 year weighted average remaining lease term.  As of June 30, 2013, NorthStar’s manufactured housing communities portfolio was 86% leased.  For additional details regarding NorthStar’s real estate portfolio, please refer to the tables on the following pages.

Stockholders’ Equity

As of June 30, 2013, NorthStar had 208,709,267 total common shares and operating partnership units outstanding and $18 million of non-controlling interests relating to its operating partnership.  GAAP book value per share was $5.29 as of June 30, 2013, which includes negative GAAP equity in certain of our non-recourse CDO financings due to non-cash fair value adjustments.  Adjusted book value at June 30, 2013 would be $6.68 per share, excluding certain unrealized and other adjustments, loan loss reserves and accumulated depreciation and amortization.

The adjusted book value does not take into consideration any value related to the in-place and anticipated advisory fee income streams generated by NorthStar’s sponsored, non-traded REITs and NorthStar’s CDO collateral management fees.  NorthStar expects over $40 million of net asset management fees in 2013.  For a reconciliation of adjusted book value per share to GAAP book value per share, please refer to the tables on the following pages.

Common Dividend Announcement

On July 31, 2013, NorthStar announced that its Board of Directors declared a cash dividend of $0.20 per share of common stock, payable with respect to the quarter ended June 30, 2013.  The dividend is expected to be paid on August 16, 2013 to shareholders of record as of the close of business on August 12, 2013. The Company’s common shares will begin trading ex-dividend on August 8, 2013.

Earnings Conference Call

NorthStar will hold a conference call to discuss second quarter 2013 financial results on August 2, 2013, at 10:00 a.m. Eastern time.  Hosting the call will be David Hamamoto, chairman and chief executive officer; Albert Tylis, president; Daniel Gilbert, chief investment and operating officer; and Debra Hess, chief financial officer.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 866-225-8754, or for international callers, by dialing 480-629-9818.

A replay of the call will be available one hour after the call through Friday, August 9, 2013 by dialing 800-406-7325 or, for international callers, 303-590-3030, using pass code 4630509.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment and asset management company that is organized as an internally managed REIT.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations (Unaudited)

($ in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net interest income
Interest income	$73,148	$79,993	$143,483	$160,809
Interest expense on debt and securities	11,588	12,531	22,985	26,265
Net interest income on debt and securities	61,560	67,462	120,498	134,544

Other revenues
Rental and escalation income	65,213	28,319	104,109	55,981
Commission income, related party	32,635	8,679	49,575	16,078
Advisory and other fees, related party	5,787	2,742	10,295	3,259
Other revenue	1,130	1,526	1,674	1,630
Total other revenues	104,765	41,266	165,653	76,948
Expenses
Other interest expense	34,814	22,134	61,064	43,698
Real estate properties – operating expenses	18,048	4,250	26,690	8,369
Asset management expenses	1,506	787	2,813	3,071
Commission expense	29,506	7,889	44,875	14,469
Transaction costs	6,750	200	10,503	2,433
Provision for loan losses, net	—	6,537	2,336	13,377
General and administrative
Salaries and equity-based compensation (1)	17,129	14,873	35,459	28,072
Other general and administrative	6,654	5,087	11,680	9,190
Total general and administrative	23,783	19,960	47,139	37,262
Depreciation and amortization	21,849	12,569	36,923	24,784
Total expenses	136,256	74,326	232,343	147,463
Income (loss) from operations	30,069	34,402	53,808	64,029
Equity in earnings (losses) of unconsolidated ventures	15,119	(336)	23,432	(837)
Other income (loss)	—	—	—	20,258
Unrealized gain (loss) on investments and other	(58,663)	(115,648)	(45,078)	(211,054)
Realized gain (loss) on investments and other	12,962	5,195	17,044	20,547
Income (loss) from continuing operations	(513)	(76,387)	49,206	(107,057)
Income (loss) from discontinued operations	(33)	(19)	(56)	94
Gain on sale from discontinued operations	—	285	—	285
Net income (loss)	(546)	(76,121)	49,150	(106,678)
Less: net (income) loss attributable to non-controlling interests	913	4,244	(820)	6,207
Preferred stock dividends	(12,993)	(5,635)	(24,334)	(10,958)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(12,626)	$(77,512)	$23,996	$(111,429)

Earnings (loss) per share:
Basic	$(0.06)	$(0.62)	$0.13	$(0.98)
Diluted	$(0.06)	$(0.62)	$0.13	$(0.98)

Weighted average number of shares:
Basic	198,848,229	124,802,710	187,822,954	113,524,914
Diluted	208,636,823	131,178,131	200,217,141	119,285,979
Dividends declared per share of common stock	$0.20	$0.16	$0.39	$0.31

(1)         The three months ended June 30, 2013 and 2012 include $4.2 million and $4.8 million, respectively, of equity-based compensation expense. The six months ended June 30, 2013 and 2012 include $10.2 million and $7.2 million of equity-based compensation expense, respectively.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands, except share data)

	June 30, 2013	December 31,
	(Unaudited)	2012
Assets
Cash and cash equivalents	$530,610	$444,927
Restricted cash	264,658	360,075
Operating real estate, net	2,617,107	1,401,658
Real estate debt investments, net	1,901,974	1,832,231
Investments in private equity funds, at fair value	300,492	—
Investments in and advances to unconsolidated ventures	120,356	111,025
Real estate securities, available for sale	1,001,795	1,124,668
Receivables, net of allowance of $1,809 as of June 30, 2013 and $1,526 as of December 31, 2012	31,114	28,413
Receivables, related parties	13,625	23,706
Unbilled rent receivable, net of allowance of $321 as of June 30, 2013	17,271	16,129
Derivative assets, at fair value	9,332	6,229
Deferred costs and intangible assets, net	128,115	97,700
Assets of properties held for sale	1,595	1,595
Other assets	106,890	65,422
Total assets(1)	$7,044,934	$5,513,778
Liabilities
CDO bonds payable	$1,829,202	$2,112,441
Mortgage notes payable	2,003,538	1,015,670
Securitization bonds payable	97,906	98,005
Secured term loan	14,595	14,664
Credit facilities	139,119	61,088
Exchangeable senior notes	514,966	291,031
Junior subordinated notes, at fair value	220,617	197,173
Accounts payable and accrued expenses	73,272	45,895
Escrow deposits payable	109,149	90,032
Derivative liabilities, at fair value	132,640	170,840
Other liabilities	88,543	86,075
Total liabilities(2)	5,223,547	4,182,914
Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $736,640 and $536,640 aggregate liquidation preference as of June 30, 2013 and December 31, 2012, respectively	697,352	504,018
Common stock, $0.01 par value, 500,000,000 shares authorized, 199,439,798 and 163,607,259 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	1,994	1,636
Additional paid-in capital	1,524,260	1,195,131
Retained earnings (accumulated deficit)	(426,203)	(376,685)
Accumulated other comprehensive income (loss)	(15,260)	(22,179)
Total NorthStar Realty Finance Corp. stockholders’ equity	1,782,143	1,301,921
Non-controlling interests	39,244	28,943
Total equity	1,821,387	1,330,864
Total liabilities and equity	$7,044,934	$5,513,778

(1) Assets of consolidated VIEs included in the total assets above:

Restricted cash	$172,567	$320,815
Operating real estate, net	455,133	342,461
Real estate debt investments, net	1,346,993	1,478,503
Investments in and advances to unconsolidated ventures	59,308	59,939
Real estate securities, available for sale	907,034	1,015,972
Receivables, net of allowance	14,265	16,609
Unbilled rent receivable	3,166	2,125
Deferred costs and intangible assets, net	34,224	37,753
Assets of properties held for sale	1,595	1,595
Other assets	9,085	12,689
Total assets of consolidated VIEs	$3,003,370	$3,288,461

(2) Liabilities of consolidated VIEs included in the total liabilities above:

CDO bonds payable	$1,829,202	$2,112,441
Mortgage notes payable	290,422	228,446
Secured term loan	14,595	14,664
Accounts payable and accrued expenses	11,908	13,626
Escrow deposits payable	61,801	67,406
Derivative liabilities, at fair value	132,640	170,840
Other liabilities	23,150	25,144
Total liabilities of consolidated VIEs	$2,363,718	$2,632,567

NorthStar Realty Finance Corp.

Consolidated Statements of Cash Flows (Unaudited)

($ in thousands, except share data)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$49,150	$(106,678)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (earnings) losses of private equity funds	(22,041)	—
Equity in (earnings) losses of unconsolidated ventures	(1,391)	837
Depreciation and amortization	36,923	24,987
Amortization of premium/accretion of discount on investments	(23,811)	(38,841)
Interest accretion on investments	(713)	(277)
Amortization of deferred financing costs	2,966	1,660
Amortization of equity-based compensation	10,195	7,158
Unrealized (gain) loss on investments and other	12,404	168,447
Realized gain (loss) on investments and other / other income	(17,044)	(21,090)
Reversal of accrued loss contingency and other costs	—	(22,041)
Distribution from private equity funds	22,041	—
Distributions from unconsolidated ventures	1,645	802
Amortization of capitalized above/below market leases	(823)	(565)
Unbilled rent receivable	(1,198)	(1,501)
Provision for loan losses, net	2,336	13,377
Allowance for uncollectable accounts	665	225
Other	93	—
Discount and loan fees received	6,304	13,158
Loan acquisition costs	(26)	(835)
Changes in assets and liabilities:
Restricted cash	(3,256)	(7,664)
Receivables	(901)	(4,232)
Other assets	(2,981)	7,014
Receivables, related parties	(1,714)	(1,254)
Accounts payable and accrued expenses	26,032	(16,634)
Other liabilities	4,645	17,680
Net cash provided by (used in) operating activities	99,500	33,733
Cash flows from investing activities:
Acquisitions of operating real estate, net	(1,267,910)	(6,858)
Improvements of operating real estate	(5,933)	(1,614)
Deferred costs and intangible assets	(464)	(732)
Net proceeds from disposition of operating real estate	—	8,542
Acquisitions of real estate securities, available for sale	—	(82,865)
Proceeds from sales of real estate securities, available for sale	170,397	200,285
Repayments on real estate securities, available for sale	125,465	77,974
Originations/acquisitions of real estate debt investments	(219,552)	(210,487)
Proceeds from sales of real estate debt investments	—	10,845
Repayments on real estate debt investments	99,460	94,651
Change in restricted cash	(24,959)	(5,417)
Other assets	6,484	10,776
Investments in and advances to private equity funds	(297,376)	—
Distributions from private equity funds	36,415	—
Investment in and advances to unconsolidated ventures	(9,735)	(7,939)
Distributions from unconsolidated ventures	166	175
Net cash provided by (used in) investing activities	(1,387,542)	87,336
Cash flows from financing activities:
Purchase of derivative instruments	(9,585)	(8,920)
Settlement of derivative instruments	—	(8,163)
Borrowings from mortgage notes	992,836	4,500
Repayments of mortgage notes	(4,968)	(4,471)
Borrowings from credit facilities	92,560	84,161
Repayments of credit facilities	(14,529)	(16,102)
Paydowns on securitization bonds payable	(182)	—
Proceeds from CDO bond reissuance	—	10,360
Proceeds from CDO bonds	—	10,000
Repayments of CDO bonds	(443,437)	(387,885)
Repurchases of CDO bonds	(6,543)	(59,161)
Repayments of secured term loan	(69)	—
Payment of deferred financing costs	(25,097)	(3,072)
Change in restricted cash	145,265	58,415
Proceeds from exchangeable senior notes	300,000	75,000
Repurchases and repayment of exchangeable senior notes	(36,710)	(7,500)
Net proceeds from preferred stock offering	193,334	38,628
Net proceeds from common stock offering	280,184	199,123
Proceeds from dividend reinvestment plan	120	94
Dividends (common and preferred)	(97,848)	(45,961)
Contributions from non-controlling interests	12,562	—
Distributions to non-controlling interests	(4,168)	(8,864)
Net cash provided by (used in) financing activities	1,373,725	(69,818)
Net increase (decrease) in cash and cash equivalents	85,683	51,251
Cash and cash equivalents—beginning of period	444,927	144,508
Cash and cash equivalents—end of period	$530,610	$195,759

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  These include: Cash Available for Distribution, Funds From Operations and Adjusted Funds From Operations.   NorthStar believes these terms can be useful measures of its performance, which are further defined below.

Cash Available for Distribution (“CAD”)

CAD is a non-GAAP financial measure. NorthStar calculates CAD by adjusting net cash provided by (used in) operating activities to deduct preferred stock dividends; to reflect actual distributions received related to income earned in joint ventures; to reflect timing differences related to certain G&A expenses and corporate borrowing payments; to reflect timing differences related to non-capitalized transaction costs that are amortized over the life of the investment for purposes of CAD; to include amortization of discounts related to repurchased CDO bonds, investments owned outside CDOs and similar income items; and to exclude one-time events pursuant to changes in GAAP and certain other non-recurring items.

NorthStar believes that CAD provides investors and management with a meaningful indicator of the operating performance of the Company. NorthStar management also uses CAD, among other measures, to evaluate profitability and the Board of Directors considers CAD in determining NorthStar’s quarterly cash dividends.  CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.

CAD should not be considered as an alternative to net income (determined in accordance with GAAP) or as an indication of our cash from operating activities (determined in accordance with GAAP) or a measure of our liquidity or profitability.  In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

Reconciliation of Cash Available for Distribution

(Amounts in thousands except per share data)

	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013

Net cash provided by operating activities (1)	$56,826	$99,500

Preferred stock dividends	(12,993)	(24,334)
Adjustment for joint ventures	(322)	(475)
Timing differences related to G&A and corporate borrowings	(9,985)	(14,890)
Timing differences related to non-capitalized transaction costs	7,156	8,084
Amortization of discounts and other (2)	15,806	27,181
CAD	$56,488	$95,066

CAD per share (3)	$0.27	$0.48

(1)         Three months ended June 30, 2013 is based on the six months ended June 30, 2013 less the three months ended March 31, 2013 as reported in the first quarter 2013 Form 10-Q.

(2)         Realized discounts related to repurchased CDO bonds totaled $53 million in 2012 and are currently expected to be approximately $70 million in 2013. For CAD, realized discounts on CDO bonds are assumed to equal annual amortization of total expected cash discount over a 5.4 year weighted average remaining life as of January 1, 2013.

(3)         CAD per share does not take into account any potential dilution from exchangeable notes, warrants or restricted stock units that are subject to performance metrics that are not currently achieved.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from sales of depreciable property, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, impairment on depreciable property owned directly or indirectly and after adjustments for unconsolidated ventures.    FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

NorthStar calculates AFFO by subtracting from or adding to FFO:

•                  normalized recurring expenditures that are capitalized by NorthStar and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•                  an adjustment to reverse the effects of transaction costs;

•                  an adjustment to reverse the effects of the straight-lining of rental income or expense and fair value lease revenue;

•                  the amortization or accrual of various deferred costs including intangible assets and equity-based compensation;

•                  an adjustment to reverse the effects of acquisition gains or losses; and

•                  an adjustment to reverse the effects of non-cash unrealized gains (losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP.  Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties.  Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Funds from operations:
Income (loss) from continuing operations	$(513)	$(76,387)	$49,206	$(107,057)
Non-controlling interests(1)	292	280	292	540
Net income (loss) before amounts attributable to non-controlling interest in Operating Partnership	(221)	(76,107)	49,498	(106,517)

Adjustments:
Preferred stock dividends	(12,993)	(5,635)	(24,334)	(10,958)
Depreciation and amortization	21,071	11,130	35,446	21,959
Funds from discontinued operations	(33)	92	(56)	297
Real estate depreciation and amortization, unconsolidated ventures	603	207	800	414
Funds from operations	8,427	(70,313)	61,354	(94,805)

Adjusted funds from operations:
Funds from operations	8,427	(70,313)	61,354	(94,805)
Transaction costs	6,750	200	10,503	2,433
Straight-line rental income, net	(274)	(687)	(1,133)	(1,357)
Straight-line rental income/expense and amortization of above/below market leases, unconsolidated ventures	229	234	459	468
Amortization of deferred financing costs	1,562	800	2,966	1,660
Amortization of above/below market leases	(425)	(260)	(823)	(518)
Amortization of equity-based compensation	4,177	4,829	10,195	7,158
Unrealized (gain) loss from fair value adjustments	42,743	94,585	12,404	168,342
Adjusted funds from operations	$63,189	$29,388	$95,925	$83,381

FFO per share of common stock (2)	$0.04	$(0.54)	$0.31	$(0.79)
AFFO per share of common stock (2)	$0.30	$0.22	$0.49	$0.70

(1)         Amount excludes non-controlling limited partner interest in NorthStar’s operating partnership.

(2)         FFO and AFFO per share does not take into account any potential dilution from exchangeable notes, warrants or restricted stock units that are subject to performance metrics that are not currently achieved.

Assets Under Management as of June 30, 2013(1)

($ in thousands)

	Amount(2)%
CRE Debt
First mortgage loans	$1,552,368	15.6%
Mezzanine loans	356,461	3.6%
Credit tenant and term loans	240,661	2.4%
Subordinate mortgage interests	202,786	2.0%
Other(3)	427,287	4.3%
Total CRE debt	2,779,563	27.9%

Real Estate
Manufactured housing communities	1,188,593	12.1%
Healthcare	637,762	6.4%
Net lease	401,286	4.0%
Multifamily	329,247	3.3%
Private equity fund investments(4)	913,265	9.2%
Total real estate	3,470,153	35.0%

Asset Management(5)
NorthStar Income	1,523,922	15.3%
NorthStar Healthcare	2,801	0.1%
CRE Securities(6)
CMBS	1,873,670	18.8%
Third-party CDO notes	180,306	1.8%
Other securities	109,897	1.1%
Total CRE securities	2,163,873	21.7%
Grand total	$9,940,312	100.0%

(1)         Includes PE Investment II which completed its initial closing in July 2013.

(2)         Based on principal amount of CRE debt and securities investments, fair value for our private equity fund investments and the cost basis of our other real estate investments.  Any real estate owned (either directly or through a joint venture) as a result of taking title to a property through foreclosure, deed in lieu or otherwise (“taking title to a property”) reflects the principal amount of the loan at time of foreclosure.

(3)         Primarily related to real estate owned (either directly or through a joint venture) as a result of taking title to a property and other CRE debt investments accounted for as joint ventures.

(4)         Includes the initial and deferred amount of PE Investment II.

(5)         Based on consolidated total assets.

(6)         Includes $2.0 billion of CRE securities that serve as collateral in CDO financing transactions.

Investments

2013 Year to Date through August 1, 2013

($ in millions)

NorthStar Balance Sheet Investments	Assets	Invested Equity	Expected Current Yield(1)

Opportunistic	$991	$682	19%
Real estate portfolio	1,313	334	14%
CRE loans	276	191	13%

Total / weighted average	$2,580	$1,207	17%

Investments - NorthStar non-traded REIT	$830	$625

Total Investments	$3,410	$1,832

(1) Management provides no assurances that the weighted average life or cash flows of investments will be consistent with management’s expectations or that the CDO bonds, originated loans or other investments, will payoff at par, if at all. Actual results could differ materially from those presented.

Balance Sheet Holdings of NorthStar CDO Bonds (1)

As of August 1, 2013

($ in thousands)

Principal
Based on original credit rating:	Amount (2)

AAA	$88,849
AA through BBB	393,532
Below investment grade	176,790
Total	$659,171

Weighted average original credit rating of repurchased CDO bonds	A+ / A1

Weighted average purchase price of repurchased CDO bonds	32%

(1)         Unencumbered CDO bonds are owned by NorthStar. The majority of CDO bonds are eliminated with the corresponding liability of the respective CDO on NorthStar’s consolidated financial statements.

(2)         Represents the maximum amount of principal proceeds that could be received.  There is no assurance NorthStar will receive the maximum amount of principal proceeds.

PE Investment I (1)

($ in millions)

Number of funds	47
Number of general partners	25
Reported NAV as a percentage of net cost(2)	64.1%
Reported annualized NAV growth (Quarter ended March 2013)	10.0%
Reported annualized NAV growth (June 2012 to March 2013)	11.6%
Underlying assets, at cost	$26,500
Implied leverage(3)	53.5%
Expected remaining future capital contributions as of June 30, 2013	$26

Our Proportionate Share of PE Investment I

	June 30, 2013
	Three	Six
	Months Ended	Months Ended
Income	$14	$22
Return of capital	5	35
Total distributions(4)	19	57
Contributions(5)	1	18
Net cash	$18	$39

(1)                   Based on financial data reported by the underlying funds as of March 31, 2013, except as otherwise noted.

(2)                   Net cost represents total funded capital less distributions received, excluding any distributions in excess of contributions for funds representing 3% of reported NAV.

(3)                   Represents implied leverage for funds with investment-level financing, calculated as debt divided by assets at fair value.

(4)                   Net of a $2 million reserve for taxes.

(5)                   Due to the timing of the closing of fund interests, contributions are recorded based on the period of settlement and may not represent the period such contributions were made.  Amounts presented are based on the applicable period, not the period of settlement.

PE Investment I by Underlying Investment Type (1)

As of March 31, 2013

Type	%
Lodging	18.2%
Residential/Condo	10.9%
Office	10.4%
Multifamily	9.1%
Debt	8.9%
Financial Services	7.6%
Cash	7.5%
Healthcare	7.0%
Land	6.3%
Operating Companies	4.5%
Other	3.8%
Retail	3.0%
Industrial	2.8%

Total	100.0%

(1)                   Based on individual fund financial statements.

PE Investment II (1)

($ in millions)

Number of funds	25
Number of general partners	16
Reported NAV as a percentage of net cost(2)	72.0%
Reported annualized NAV growth (Quarter ended December 31, 2012)	14.0%
Underlying assets, at cost	$28,500
Implied leverage(3)	39.7%
Expected remaining future capital contributions as of June 30, 2013	$41

(1)                   Based on financial data reported by the underlying funds as of December 31, 2012, except as otherwise noted.

(2)                   Net cost represents total funded capital less distributions received.

(3)                   Represents implied leverage for funds with investment-level financing, calculated as debt divided by assets at fair value.

PE Investment II by Underlying Investment Type (1)

As of December 31, 2012

Type	%
Office	26.3%
Multifamily	22.6%
Retail	13.4%
Cash	7.8%
Industrial	7.2%
Lodging	6.6%
Residential/Condo	5.3%
Land	4.9%
Debt	3.6%
Other	2.3%

Total	100.0%

(1)                   Based on individual fund financial statements.

CDOs primarily backed by CRE Debt

($ in thousands)

	N-Star IV	N-Star VI	N-Star VIII	CSE		CapLease
Issue/Acquisition Date	Jun-05	Mar-06	Dec-06	Jul-10		Aug-11		Total
Balance sheet as of June 30, 2013 (1)
Assets, principal amount	$353,729	$414,870	$929,857	$843,932		$159,083		$2,701,471
CDO bonds, principal amount (2)	229,613	329,428	706,180	772,452		141,319		2,178,992
Net assets	$124,116	$85,442	$223,677	$71,480		$17,764		$522,479

CDO quarterly cash distributions and coverage tests (3)
Equity notes and retained original below investment grade bonds	$1,374	$1,568	$3,918	$5,594		$636		$13,090
Collateral management and other fees	259	2,253	974	419		91		3,996

Interest coverage cushion (1)	1,483	1,326	3,288	5,077		400

Overcollateralization cushion (1)	52,663	64,742	136,408	80,480		9,299
At offering	19,808	17,412	42,193	(151,595	)(4)	5,987	(5)

(1)                   Based on remittance report issued on date nearest to June 30, 2013.

(2)                   Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)                   Interest coverage and overcollateralization coverage to the most constrained class.

(4)                   Based on trustee report as of June 24, 2010, closest to the date of acquisition.

(5)                   Based on trustee report as of August 31, 2011, closest to the date of acquisition.

CDOs primarily backed by CRE Securities

($ in thousands)

	N-Star I	N-Star III	N-Star V	N-Star VII	N-Star IX
Issue/Acquisition Date	Aug-03	Mar-05	Sep-05	Jun-06	Feb-07	Total
Balance sheet as of June 30, 2013 (1)
Assets, principal amount	$88,231	$212,426	$312,170	$307,603	$1,019,232	$1,939,662
CDO bonds, principal amount (2)	86,447	134,886	251,605	266,333	729,051	1,468,322
Net assets	$1,784	$77,540	$60,565	$41,270	$290,181	$471,340

CDO quarterly cash distributions and coverage tests (3)
Equity notes and retained original below investment grade bonds	$—	$—	$—	$—	$2,780	$2,780
Collateral management and other fees	37	67	43	51	789	987

Interest coverage cushion (1)	NEG	NEG	NEG	NEG	2,121

Overcollateralization cushion (1)	NEG	NEG	NEG	NEG	49,558
At offering	8,687	13,610	12,940	13,966	24,516

(1)                   Based on remittance report issued on date nearest to June 30, 2013.

(2)                   Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)                   Interest coverage and overcollateralization coverage to the most constrained class.

GAAP Book Value Rollforward

($ in thousands, except per share data)

		Amount	Per Share
Common book value as of March 31, 2013, per share		$1,108,493	$5.31

Net income to common shareholders before non-controlling interest in Operating Partnership, excluding non-cash fair value adjustments included in net income (loss)		29,496	0.14

Fair value adjustments included in net income (loss):
CDO bonds payable		(77,144)	(0.37)
Junior subordinated notes		(13,824)	(0.07)
Securities		25,785	0.12
Derivatives		22,440	0.11

Equity component of exchangeable senior notes		39,768	0.19

Change in other comprehensive income		3,801	0.02

Common dividends		(39,635)	(0.19)

Accretion (dilution) from additional shares issued during quarter (1)		4,059	0.03
Total net increases/(decreases)		(5,254)	(0.02)

Common book value as of June 30, 2013, per share (2)(3)		$1,103,239	$5.29

Adjusted common book value as of June 30, 2013, per share (3)(4)		$1,393,043	$6.68

2013 expected net asset management fees	$40,000+

(1)	Includes amortization of LTIPs and issuance of common shares from Dividend Reinvestment Plan.

(2)	Common book value is calculated as total stockholder’s equity of $1.8 billion and non-controlling interest in the operating partnership of $18 million less preferred stock of $697 million.

(3)

GAAP book value per share and adjusted book value per share calculations do not take into consideration any value related to the in-place and anticipated advisory fee income streams generated by NorthStar’s sponsored, non-traded REIT vehicles and NorthStar’s CDO management fees and do not take into account any potential dilution from exchangeable notes, warrants or restricted stock units that are subject to performance metrics that are not currently achieved.

(4)

Cumulative net unrealized and other adjustments total a positive $82 million ($0.40 per share), loan loss reserves total a negative $133 million ($0.64 per share) and accumulated depreciation and amortization total a negative $239 million ($1.15 per share) as of June 30, 2013. Excluding from GAAP book value these unrealized and other adjustments, loan loss reserves and accumulated depreciation and amortization would result in adjusted book value of $6.68 per share as of June 30, 2013.

Manufactured Housing Communities Portfolio

As of June 30, 2013

($ in millions)

Total Portfolio

Number of communities	107
Number of pad rental sites	23,146

First year projected NOI	$79
Cost basis (1)	$1,150

NOI related to:
Pad rental sites	94%
Other	6%

WA occupancy	86%

(1) Excludes pre-funded capital expenditures and our partner’s subordinate capital.

Manufactured Housing Communities Portfolio Net Operating Income by Location (1)

As of June 30, 2013

Type	%
Florida	26.2%
Utah (Salt Lake City)	25.5%
Colorado	19.1%
Kansas	8.4%
New York	8.3%
Wyoming	7.0%
Missouri	2.6%
Illinois	2.3%
Arkansas	0.6%
Total	100.0%

(1)   Based on first year projected NOI of pad rental sites.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

				Remaining			Cost basis
Date			Square	Lease	Cost	Existing	less
Acquired	Tenant or Guarantor of Tenant	Location/MSA	Feet	Term (1)	Basis (2)	Debt	Debt

Nov-2007	Alliance Data Systems Corp.	Columbus, OH	199,112	4.4	$33,829	$22,472	$11,357
Mar-2007	Citigroup, Inc.	Fort Mill, SC/Charlotte	165,000	7.3	34,303	29,346	4,957
Jun-2006	Covance, Inc.	Indianapolis, IN	333,600	12.5	34,519	26,813	7,706
Feb-2007	Credence Systems Corp.	Milpitas, CA/San Jose	178,213	3.7	30,144	20,338	9,806
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc. (3)	9 properties	467,971	2.6 - 11.2	64,503	45,323	19,180
Sep-2005	Electronic Data Systems Corp.	2 in MI / 1 in CA / 1 in PA	387,842	2.2	62,718	44,132	18,586
Aug-2005	GSA - U.S. Department of Agriculture	Salt Lake City, UT	117,553	3.8	23,211	13,931	9,280
Jun-2007	Landis Logistics / East Penn	Reading, PA	609,000	2.9 - 4.5	26,223	17,921	8,302
Jul-2006	Northrop Grumman Space & Mission Systems Corp.	Aurora, CO/Denver	183,529	2.0	42,400	31,473	10,927
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.	Rockaway, NJ/ Northern NJ	121,038	1.9 - 4.1	22,221	16,235	5,986
Feb-2006	Quantum Corporation (4)	Colorado Springs, CO	406,207	2.7 - 7.7	27,215	17,112	10,103
Total NRFC NNN Holdings, LLC Portfolio			3,169,065	5.2	$401,286	$285,096	$116,190

(1) Remaining lease term as of June 30, 2013.  Total represents weighted average based on cost basis.

(2) Cost basis includes capitalized expenditures since acquisition.

(3) Six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.

(4) Dollar amounts shown are 50% of total relating to NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile
($ in thousands)

	Three Months Ended June 30, 2013				Primary Tenant
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service	NOI Less Debt Service	Market Cap (1)	Actual Credit Rating

Alliance Data Systems Corp.	$632	$626	$(451)	$175	9,415	not rated
Citigroup, Inc.	538	534	(507)	27	145,877	A- / A
Covance, Inc.	638	633	(513)	120	4,445	not rated
Credence Systems Corp.	716	705	(443)	262	312	not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,333	1,300	(966)	334	6,384	not rated (2)
Electronic Data Systems Corp.	1,508	1,492	(818)	674	13,900	not rated
GSA - U.S. Department of Agriculture	648	408	(300)	108	N/A	implied AAA
Landis Logistics / East Penn	330	286	(332)	(46)	N/A	not rated
Northrop Grumman Space & Mission Systems Corp.	887	887	(611)	276	20,723	BBB+/Baa2
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	468	467	(301)	166	362	B/B2 (3)
Quantum Corporation (50%)	481	469	(323)	146	419	not rated

Total	$8,179	$7,807	$(5,565)	$2,242

(1) Based on information from Bloomberg at close of market on June 30, 2013 and presented in millions.

(2) Dick’s Sporting Goods, Inc. is not rated by the major credit rating agencies.  PetSmart, Inc. is rated BB+ by S&P.

(3) The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, adverse economic conditions and the impact on the commercial real estate industry; access to debt and equity capital and our liquidity; our use of leverage; our ability to meet various coverage tests with respect to our CDOs; our ability to obtain mortgage financing on our real estate portfolio; the affect of economic conditions on the valuations of our investments; our ability to source and close on attractive investment opportunities; our ability to maintain or increase our dividend; our ability to grow our asset management business by raising capital for, and effectively implementing the business plans of, the companies we sponsor and advise in particular our sponsored companies; performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; whether we will produce higher CAD per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to realize current and expected return over the life of our investments; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our cash available for distribution; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; our ability to close the remaining interests in private equity real estate funds described in this press release; regulatory requirements with respect to our business and the related cost of compliance; the impact of any conflicts arising from our asset management business; changes in laws or regulations governing various aspects of our business; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; competition for qualified personnel and our ability to retain key personnel; the effectiveness of our portfolio management systems; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward-looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772